Exhibit 99.3

Pro Forma Financial Information

Per Regulation S-X Article 11, a narrative description of the pro forma effects of the transaction can be presented where a limited number of pro forma adjustments are required and those adjustments are easily understood. Energroup Holdings Corp. (“Energroup”) is a shell company with nominal assets and liabilities and limited activities, and there are no significant pro forma adjustments to be made. Accordingly, and we are not presenting separate pro forma financial statements in this current report. Below is the narrative description of the pro forma effects of the transaction.

Due to the fact that the shareholders of Precious Sheen Investments Limited, a British Virgin Islands company (“PSI”) have received majority voting rights in the combined entity resulting from the share exchange transaction, and PSI’s officers and directors have been appointed as executive officers and directors of Energroup upon the completion of the share exchange transaction, the share exchange transaction is deemed to be a reverse acquisition and recapitalization. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, Energroup (the legal acquirer) is considered the accounting acquiree and PSI (the legal acquiree) is considered the accounting acquirer. The consolidated financial statements of the combined entity will be in substance be those of PSI and its subsidiaries and controlled companies, with the assets and liabilities, and revenues and expenses of Energroup being included effective from the date of the consummation of the share exchange transaction. Energroup is deemed to be a continuation of the business of PSI. The outstanding stock of Energroup prior to the share exchange transaction will be accounted for at their net book value and no goodwill will be recognized.